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                                                                     EXHIBIT 3.1
                                  1st AMENDMENT
                                     TO THE
                           AMENDED & RESTATED BY-LAWS
                                       OF
                                   ONEIDA LTD.


         THIS 1ST AMENDMENT is made this 22ND day of December, 2004 by Oneida Ltd. (the "Company").

                              W I T N E S S E T H:

         WHEREAS, the Company maintains the Amended and Restated Bylaws of Oneida Ltd. (the "Bylaws"); and

         WHEREAS, Article X of the Bylaws confers authority to amend the Bylaws on the Company's Board of Directors (the "Board"); and

         WHEREAS, the Board desires to amend the Bylaws to effect certain changes to Article IV relating to the organization of the Executive Committee;

         NOW, THEREFORE, the Bylaws are amended as follows, effective as of December 22, 2004:

1. Section 4.01, Constitution and Powers, shall be revised to read as follows:

                  Section 4.01. Constitution and Powers. The Board of Directors, by resolution adopted by a majority of the entire Board, may designate from among its members an Executive Committee consisting of four or more directors which shall have all the authority of the Board of Directors, including authority to take all action provided in the By-Laws to be taken by the Board, except as to each of the following matters...


         IN WITNESS WHEREOF, the Board has caused this Amendment to be adopted this 22nd day of December 2004.


         ONEIDA LTD.


By: /s/ PETER J. KALLET
    -------------------
         Chairman
Date:    December 22, 2004